UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2005

Lightbridge, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21319	04-3065140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 Corporate Drive, Burlington, Massachusetts		01803
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-359-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 28, 2005, our Board of Directors authorized the exit or disposal by us of the third floor of our leased premises commonly known as 30 Corporate Drive, Burlington, Massachusetts, and associated fixtures, furniture and equipment. The premises were no longer required by us because of consolidation as a result of prior restructurings. The expected date of completion of the exit or disposal was September 30, 2005.

We currently estimate that we will incur a pre-tax restructuring and asset impairment charge of approximately $1.9 million to $3.2 million in the third quarter of 2005 with respect to the action described above. This charge consists of: (i) up to $700,000 in facilities exit charges, comprised of the net present value of the lease payment obligations for the remaining 74 months of our lease obligation for the above premises, net of estimated sublease income; and (ii) approximately $1.9 million to $2.5 million of charges related to tenant improvements and other abandoned assets.

The facilities exit charges are estimated to result in future cash expenditures over the remaining 74 months of our lease obligation, and the charges related to tenant improvements and other abandoned assets are estimated to result in no future cash expenditures by us.

The estimated restructuring charge includes an estimate of sublease income we presently expect to receive during the remaining 74 months of our lease obligation. Actual future cash expenditures and restructuring expenses may differ if the actual sublease income varies from current estimates. See Note 7 of the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 for a discussion of our restructuring costs.

Item 2.06 Material Impairments.

See the discussion in Item 2.05 above regarding information with respect the impairment of tenant improvements and other abandoned assets.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightbridge, Inc.

October 4, 2005	By:	Timothy C. O'Brien

Name: Timothy C. O'Brien
Title: Chief Financial Officer